Exhibit 99.1

FOR IMMEDIATE RELEASE

BioCardia Announces European Patent Office Decision to Grant Patent on Autologous Cell Therapy Patient Selection Diagnostic Assay

SAN CARLOS, Calif. – June 21, 2021 – BioCardia®, Inc. (Nasdaq: BCDA), a company focused on cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary diseases, today announced that the European patent office has issued a Decision to Grant European Patent No. 3593810 to BioCardia with publication on June 23, 2021. The patent broadly describes autologous cell therapy patient selection diagnostics as a solution for the problem of therapeutic variability of different patients’ cells. The patent describes using such an assay approach for patient selection as well as for setting dosage levels for autologous cell-based therapies. Specific patent claims are focused on BioCardia’s lead CardiAMP programs for bone marrow cells for transplantation to the heart intended to treat heart failure and chronic myocardial ischemia. This new patent is anticipated to strengthen the protection of BioCardia efforts with respect to its patient screening methods already afforded by issued patents.

“Selecting patients based on the characteristics of their own cells for a therapy created from their own cells is how we are bringing personalized medicine to cell therapy for the treatment of heart disease”, said Dr. Peter Altman, BioCardia CEO. “This new patent protection is expected to enhance our ability to advance the CardiAMP Cell therapy for heart failure and chronic myocardial ischemia in Europe – where our CardiAMP cell processing platform technology and our Helix biotherapeutic delivery offerings have already received approvals.” He continued, “It is unusual in the diagnostic space to have fundamental intellectual property for an entirely new application of existing and known biological markers, let alone a clinical application that also resonates with everyone’s common sense and addresses such an enormous unmet clinical need. We continue to study assay performance with respect to sensitivity, specificity, precision, and agreement for each biomarker as well as the overarching diagnostic algorithm in three laboratories today.”

BioCardia believes that with success of the ongoing clinical trial of the CardiAMP cell therapy in ischemic heart failure, this patented and proprietary CardiAMP cell potency biomarker panel assay could be applicable to 1.7 million patients having heart failure in the United States and a similar number of patients with heart failure in Europe. Cardiovascular diseases remain the leading cause of mortality and a major cause of morbidity in Europe. Currently, there are more than 11 million new cases of cardiovascular disease in Europe every year. With almost 49 million people living with the disease in only the European Union (EU), the cost to the EU economies is high at €210 billion a year.

BioCardia also believes that the post approval adoption profile for the CardiAMP cell therapy with its selection diagnostic cell potency biomarker assay should be rapid as it addresses a large unmet need and both heart failure cardiologists and interventional cardiologists are rapid adopters of new therapies, particularly those that appear to be synergistic with all other therapeutic strategies currently available.

About BioCardia®

BioCardia, Inc., headquartered in San Carlos, California, is developing cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary disease. CardiAMP™ autologous and NK1R+ allogeneic cell therapies are the Company’s biotherapeutic product candidates in clinical development. The Company's current products include the Helix™ transendocardial delivery system, the Morph® steerable guide and sheath catheter portfolio and the AVANCE™ steerable introducer family. BioCardia also partners with other biotherapeutic companies to provide its Helix systems and development support to their programs studying therapies for the treatment of heart failure, chronic myocardial ischemia and acute myocardial infarction.

Forward Looking Statements:

This press release contains forward-looking statements that are subject to many risks and uncertainties. Forward-looking statements include, among other things, references to the issuance and protection provided by BioCardia patent applications and patents, the value and adoption profile of the Company products, the success of the CardiAMP cell therapy in ischemic heart failure and chronic myocardial ischemia, and its synergies with other therapeutic options available to patients should it prove to be successful. These forward-looking statements are made as of the date of this press release, and BioCardia assumes no obligation to update the forward-looking statements.

We may use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey the uncertainty of future events or outcomes to identify these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained herein, we caution you that forward-looking statements are not guarantees of future performance and that our actual results may differ materially from the forward-looking statements contained in this press release. As a result of these factors, we cannot assure you that the forward-looking statements in this press release will prove to be accurate.  Additional factors that could materially affect actual results can be found in BioCardia’s Form 10-K filed with the Securities and Exchange Commission on March 30, 2021, under the caption titled “Risk Factors.” BioCardia expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Media Contact:
Michelle McAdam, Chronic Communications, Inc.
Email: michelle@chronic-comm.com
Phone: 310-902-1274

Investor Contact:
David McClung, Chief Financial Officer
Email: investors@BioCardia.com
Phone: 650-226-0120